Exhibit 99.2

TransAct Technologies Completes $9.8 Million Public Offering of Common Stock, Including Full Exercise of Overallotment Option

Hamden, CT – October 16, 2020 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct,” the “Company,” “we” or “our”), a global leader in software-driven technology and printing solutions for high-growth markets, today announced the closing of an underwritten public offering of 1,380,000 newly issued shares of its common stock, including 180,000 shares sold as a result of the exercise in full of the overallotment option granted to the underwriters, at a previously disclosed price of $7.10 per share. The proceeds to the Company from the offering were approximately $9.8 million before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

Roth Capital Partners acted as the sole book-running manager for the offering, and Barrington Research Associates, Inc. acted as co-manager for the offering.

TransAct intends to use the net proceeds from the offering for working capital and other general corporate purposes, which may include funding the further development of TransAct’s food service technology business and related sales, marketing and product development efforts, technology improvements and personnel costs in support of TransAct’s growth strategy.

A shelf registration statement relating to the shares of common stock issued in the offering was filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2020 and is effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A final prospectus supplement and accompanying base prospectus relating to and describing the final terms of the offering have been filed with the SEC and may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, by email at rothecm@roth.com or by telephone at (800) 678-9147, or by accessing the SEC’s website, www.sec.gov.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food service, casino and gaming, POS automation, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA! ™, AccuDate™, EPICENTRAL®, Epic®, Ithaca® and Printrex® brands. TransAct has sold over 3.4 million printers and terminals around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

TransAct®, BOHA!™, AccuDate™, EPICENTRAL®, Epic®, Ithaca® and Printrex® are trademarks of TransAct Technologies Incorporated. ©2020 TransAct Technologies Incorporated. All rights reserved.

Forward-Looking Statements

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “plan” or “continue,” or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, the adverse effect of the COVID-19 pandemic on our business, operations, financial condition, results of operations and capital resources, including as a result of supply chain disruptions, shutdowns and/or operational restrictions imposed on our customers, inability of our customers to make payments on time or at all, diversion of management attention, necessary modifications to our business practices and operations, cost cutting measures we have made and may continue to make, a possible future reduction in the value of goodwill or other intangible assets, inadequate manufacturing capacity or a shortfall or excess of inventory as a result of difficulty in predicting manufacturing requirements due to volatile economic conditions, price increases or decreased availability of component parts or raw materials, exchange rate fluctuations, volatility of and decreases in trading prices of our common stock and the availability of needed financing on acceptable terms or at all; our ability to successfully develop new products that garner customer acceptance and generate sales, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our ability to successfully transition our business into the food service technology market; our ability to remediate the material weaknesses over internal control over financial reporting; risks associated with potential future acquisitions; general economic conditions in the United States, Australia, Europe and Asia; our dependence on contract manufacturers for the manufacturing and assembly of a large portion of our products in Asia; our dependence on significant suppliers; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including in Australia and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company’s products in the United States or abroad; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; our ability to protect intellectual property; the effect on global economic conditions, financial markets and our business from the United Kingdom’s withdrawal from the European Union; and other risk factors detailed in the Company’s annual report on Form 10-K for the year ended December 31, 2019, quarterly reports for the quarters ended March 31, 2020 and June 30, 2020, and other reports filed with the SEC. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release, and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances, except as required by applicable law.

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Investor Contact:

Bart Shuldman	Michael Bowen	Marc P. Griffin
Chairman and Chief Executive Officer	ICR, Inc.	ICR, Inc.
TransAct Technologies Incorporated	Michael.Bowen@icrinc.com	Marc.Griffin@icrinc.com
702-388-8180	203-682-8299	646-277-1290